LIBERTY SILVER ANNOUNCES COMPLETION OF SHARE CONSOLIDATION

Toronto, ON — January 30, 2015: Liberty Silver Corp. (“Liberty” or the “Company”) announces that it has completed a reverse-stock split (or consolidation) of its common shares on the basis of one (1) new post-consolidation common share for every 15 pre-consolidated common shares.  The 185,309,574 common shares of the Company outstanding will be reduced to approximately 12,353,972 common shares, as approved by shareholders at the Company’s annual general and special meeting held on December 5, 2014.  No fractional shares will be issued.  Any fractions of a share will be rounded up to the next whole common share.  A new CUSIP number of 53121P206 replaces the old CUSIP number of 53121P107, to distinguish between the pre- and post-consolidated shares.  The Company’s name will remain unchanged.

About Liberty Silver Corp.

Liberty is focused on exploring and advancing mineral properties located in North America.  Liberty is led by a skilled and experienced board of directors and management team that is committed to creating value for its shareholders.  The Trinity Silver Project, located in Pershing County, Nevada, is Liberty’s flagship project.  Liberty has the right to earn a joint venture interest in the approximately 10,020 acre Trinity Silver Project pursuant to the terms of an earn-in agreement with Renaissance Exploration Inc. Information about Liberty is available on its website, www.libertysilvercorp.com, or in the SEDAR and EDGAR databases.

For additional information contact:

Manish Z. Kshatriya

President & Chief Executive Officer

(888) 749-4916

mkshatriya@libertysilvercorp.com

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